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                           AMENDMENT NO. 1
                                TO
                  ADVISORY AND SERVICE CONTRACT

     This is Amendment No. 1 to the Advisory and Service Contract (the "Advisory Contract") dated as of June 28, 1995, between LINDNER
INVESTMENTS, a Massachusetts business trust, on behalf of its Series designated at "Lindner Growth Fund", and RYBACK MANAGEMENT CORPORATION, a Michigan corporation.

     The parties hereby agree to amend Section 4 of the Advisory
Contract to read in its entirety as follows:

          "4.  Compensation of the Adviser.  For the services and
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      facilities to be furnished by the Adviser hereunder, the Series shall pay the Adviser an annual fee computed on the basis of the Series' average net assets and the Series' investment performance compared to the investment record of Russell 2000 Index.

          (a) The Series' investment performance for any fiscal year shall mean the sum of:

               (1) The change in its net asset value per share during such fiscal year; and

               (2) The value of its cash and optional distributions per share accumulated to the end of such fiscal year, expressed as a percentage of its net assets value per share at the beginning of such fiscal year. For the purpose, distributions by the Series of realized capital gains and of dividends paid from investment income shall be treated as reinvested at the net asset value per share in effect at the close of business on the ex-date for the payment of such distributions or dividends.

          (b) The investment record of the Russell 2000 Index for any fiscal year shall mean the sum of:

               (1) The change in the level of the index during such fiscal year; and

               (2) The value, computed consistently with the index, of cash distributions made by companies whose securities comprise the index accumulated at the end of such fiscal year, expressed as a percentage of the index level at the beginning of such fiscal year. For this purpose, cash distributions on the securities which comprise the index shall be treated as reinvested in the index at the end of each calendar quarter following the payment of the dividend.

          (c) The Series' average net assets shall be the sum of the net assets, exclusive of any accrued performance bonus or penalty, at the beginning and end of each month of the fiscal year, dividend by twenty-four.

          Compensation for each fiscal year shall be the following percentage of average net assets:
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     Basic Fee:

          On the first $50 million of average net assets . . . .0.7%
          On the excess over $50 million to $400 million
            average net assets . . . . . . . . . . . . . . . . .0.6%
          On the excess over $400 million average net assets . .0.5%

     Plus or minus the following percentages of average net assets:

          If the Series' investment performance for any fiscal year exceeds the investment record of the Russell 2000 Index by:

               6 to 12 percentage points . . . . . . . . . plus 0.1%
               more than 12 percentage points. . . . . . . plus 0.2%

          If the Series' investment performance for any fiscal year falls below the investment record of the Russell 2000 Index by:

               6 to 12 percentage points . . . . . . . . .minus 0.1%
               more than 12 percentage points. . . . . . .minus 0.2%

          As soon as practicable after the last day of each fiscal quarter, the Series shall pay as an installment toward the annual fee, the lesser of (a) 0.1% of average net assets for the quarter, or (b) the amount by which 0.375% of the first $30 million of average net assets for the quarter plus 0.25% of average net assets for the quarter in excess of $30 million exceed the Series' operating and management expenses, exclusive of taxes, interest and the adviser's compensation.

          The excess of the annual fee over the quarterly installments or over any payments of the advisory fee for any quarter of the current fiscal year made heretofore shall be paid within 30 days after receipt of the accountant's report covering the Series' operations for the fiscal year.

          The Adviser shall reimburse the Series for any excess of annual operating and management expenses, exclusive of taxes and interest but including the Adviser's compensation, over 1-1/2% of the first $30,000,000 of the Series' average net assets plus 1% of average net assets in excess of $30,000,000 for any fiscal year."




     IN WITNESS WHEREOF the parties have executed this Amendment No. 1.

RYBACK MANAGEMENT CORPORATION


By: /S/ ERIC E. RYBACK
       Eric E. Ryback, President



LINDNER INVESTMENTS, on behalf of the
Lindner Growth Fund


By: /S/ DOUG T. VALASSIS
       Doug T. Valassis, Chairman

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